UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/30/2011

Savient Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-15313

DE	13-3033811
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Tower Center
East Brunswick, NJ 08816
(Address of principal executive offices, including zip code)

732-418-9300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 30, 2011, Savient Pharmaceuticals, Inc. (the "Company") entered into a Separation and General Release Agreement (the "Agreement") with Paul R. Hamelin implementing the termination of his employment by the Company. Under the terms of the Agreement:

Mr. Hamelin's termination is deemed an "involuntary termination by the Company without Cause" (as defined in the Employment Agreement dated as of May 23, 2006 between Mr. Hamelin and the Company, as amended on February 15, 2008 and on December 19, 2008 (as so amended, the "Employment Agreement")), and as a result, Mr. Hamelin is entitled to receive the compensation and benefits required under the Employment Agreement in the event of an involuntary termination from the Company without Cause.

Mr. Hamelin is not entitled to any payments or benefits, except those required by the terms of the Employment Agreement.

Mr. Hamelin options to purchase shares of the Company's common stock will be exercisable until November 30, 2011, after which their exercisability will terminate. In addition, the vesting of 37,500 stock options previously granted to Mr. Hamelin and scheduled to vest on December 19, 2011 was accelerated and vested immediately on May 30, 2011.

In consideration for receiving accelerated stock option vesting and extended exercisability, Mr. Hamelin has released the Company from all claims and causes of action that he may have had against the Company.

This summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

See Exhibit Index attached hereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Savient Pharmaceuticals, Inc.

Date: June 02, 2011	By:	/s/ Philip K. Yachmetz
Philip K. Yachmetz
SVP & General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Ex 10.1 Separation and General Release Agreement, dated as of May 30, 2011, by and between Savient Pharmaceuticals, Inc. and Paul R. Hamelin.